Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2008 RESULTS

•	Fourth-quarter 2008 operating earnings per share (1) increased 9 percent to $0.96
•	Full-year 2008 operating earnings per share increased 13 percent to $3.93
•
Net income per share decreased 52 percent in the fourth quarter 2008 to $0.42 per share and decreased 18 percent to $2.83 per share for the full year.  Net income includes net realized capital losses and other items, which are excluded from operating earnings

•	Medical membership totaled 17.7 million members at December 31, 2008; representing an annual growth of 848,000 and a quarter-over-quarter growth of 33,000
•
Aetna projects 2009 operating earnings per share of $3.85 to $3.95.(2)  Excluding a projected $0.54 per share year-over-year increase in pension expense, operating earnings per share growth is projected to be 12 to 14 percent over 2008

HARTFORD, Conn., February 12, 2009 ― Aetna (NYSE: AET) today announced that fourth-quarter 2008 operating earnings per share, (1) which exclude net realized capital losses and other items, increased 9 percent to $0.96.  Full-year 2008 operating earnings per share increased 13 percent to $3.93.  The increase in operating earnings per share reflects significant growth in revenue, solid underwriting results and continued operating expense efficiencies, partially offset by lower net investment income.  Operating results also benefited from share repurchases and the full-year impact of recent acquisitions.  The company’s 17 percent growth in full year health care revenue was driven by premium rate increases and medical membership growth in both core and newer customer segments.  Total health care revenue, including realized capital losses, grew by 16 percent for the full year.

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Net income, which includes net realized capital losses and other items, was $0.42 per share for the fourth quarter of 2008, 52 percent lower than the prior-year quarter, due to net realized capital losses of $0.42 per share and the previously announced severance and facility charge and contribution for the establishment of a new out-of-network pricing database of $.08 and $.04 per share, respectively.  Full-year 2008 net income was $2.83 per share, 18 percent lower than 2007, primarily due to net realized capital losses of $.99 per share.  The majority of the net realized capital losses resulted from declines in the market value of debt securities in the company’s investment portfolio as a result of the widening of credit spreads in 2008.

Quarterly Financial Results at a Glance

	Three Months Ended December 31,
(Millions, except per share results)	2008	2007	Change
Revenue, excluding net realized capital losses	$7,977.8	$7,153.7	12%
Operating earnings	448.3	454.5	(1)%
Net income	194.7	448.4	(57)%

Per share results:
Operating earnings	.96	.88	9%
Net income	.42	.87	(52)%

Weighted average common shares - diluted	468.3	516.3

Full-Year Financial Results at a Glance

	Twelve Months Ended December 31,
(Millions, except per share results)	2008	2007	Change
Revenue, excluding net realized capital losses	$31,606.6	$27,673.3	14%
Operating earnings	1,920.9	1,837.1	5%
Net income	1,384.1	1,831.0	(24)%

Per share results:
Operating earnings	3.93	3.49	13%
Net income	2.83	3.47	(18)%

Weighted average common shares - diluted	488.3	527.0

“Aetna delivered another year of solid results in 2008 despite the challenging economic environment,” said Ronald A. Williams, chairman and CEO. “These results included industry-leading organic medical membership growth of 848,000, or 5 percent; more than half of which came from growth in newer customer segments. This growth underscores the success of our segmentation strategy to continuously identify new customer markets to serve.”

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“As we enter 2009, we are listening very closely to our customers to make sure we understand their needs and can respond appropriately," Williams said.  "Our underlying business fundamentals remain strong because of our sound and flexible operating model and a value proposition that is resonating in the marketplace. We believe we remain well positioned for continued success.”

“We delivered industry-leading operating earnings per share growth of 13 percent in 2008, a strong result in light of the increasingly difficult economic environment that developed as the year progressed,” said Joseph M. Zubretsky, executive vice president and CFO. “Our strong membership growth, combined with our disciplined pricing actions, drove double-digit revenue growth.”

“In addition, despite the impact of the volatile financial markets on our investment portfolio, our sound investment and capital management strategies enabled us to end 2008 with a high-quality balance sheet and in an excellent capital position,” Zubretsky said.  “We project our 2009 operating earnings per share to be $3.85 to $3.95.  Excluding the incremental non-cash pension expense we expect in 2009, this represents a 12 to 14 percent growth over 2008.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $459.9 million for the fourth quarter of 2008, compared with $439.6 million for the fourth quarter of 2007.  The increase in operating earnings reflects a 15 percent increase in revenue, excluding net realized capital losses, as well as solid underwriting results and continued operating expense efficiencies, partially offset by lower net investment income.  The increase in revenue was primarily from membership growth and premium rate increases.

•
Net income of $350.7 million for the fourth quarter of 2008, compared with $439.2 million for the fourth quarter of 2007.  Net income for the fourth quarter includes $53.6 million of net realized capital losses, a $35.6 million severance and facility charge and a $20.0 million contribution to a non-profit organization to help create a new independent database for determining out-of-network reimbursement rates pursuant to an agreement with the New York Attorney General.

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•	Our Medical Benefit Ratios (“MBRs”) by product for fourth quarter 2008 and 2007 were as follows:

	2008	2007
Commercial	80.6%	79.2%
Medicare	86.4%	86.5%
Medicaid	86.8%	89.4%
Total	81.8%	80.3%

•	Fourth-quarter medical membership increased by 33,000 to 17.701 million, pharmacy membership increased by 44,000 to 11.098 million and dental membership increased by 7,000 to 14.124 million.
•	Revenues excluding net realized capital losses for the fourth quarter of 2008 increased by 15 percent to $7.4 billion from $6.4 billion for the fourth quarter of 2007. Fourth quarter total revenue, which includes net realized capital losses, grew by 14 percent over the prior-year quarter.

Full-year 2008 operating earnings for Health Care were $1.9 billion, compared with $1.8 billion in 2007.  Full-year operating earnings were higher primarily due to 17 percent revenue growth (excluding net realized capital losses), primarily from membership growth and premium rate increases.  Full-year 2008 net income was $1.6 billion, compared with $1.7 billion in 2007. Full-year 2008 net income includes $213.1 million of net realized capital losses, a $35.6 million severance and facility charge and a $20.0 million contribution to a non-profit organization to help create a new independent database for determining out-of-network reimbursement rates.  Full-year 2008 Commercial MBR was 80.3 percent, compared with 79.5 percent for 2007.  Full-year membership growth was 848,000.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $18.6 million for the fourth quarter of 2008, compared with $37.0 million for the fourth quarter of 2007, primarily due to lower net investment income.
•
Net loss of $105.2 million for the fourth quarter of 2008, compared with net income of $32.4 million for the fourth quarter of 2007.  Net loss for the fourth quarter of 2008 includes $123.8 million of net realized capital losses.

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•
Revenues excluding net realized capital losses for the fourth quarter of 2008 were $494.4 million, compared with $543.8 million for the fourth quarter of 2007.  The decrease in revenue was primarily due to the lapse of several large life insurance customers.  Fourth-quarter total revenue, which includes net realized capital losses, was $338.4 million and $536.7 million in 2008 and 2007, respectively.

For full-year 2008, Group Insurance reported operating earnings of $140.0 million, compared with $145.5 million for 2007.  The decrease was due to lower net investment income partially offset by an improved underwriting margin.  Full-year net loss for 2008 was $112.1 million, including net realized capital losses of $224.7 million, and $27.4 million for the allowance recorded on a reinsurance recoverable from a subsidiary of Lehman Brothers Holdings Inc.  Full-year net income for 2007 was $120.4 million.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $12.0 million for the fourth quarter of 2008, compared with $11.4 million for the fourth quarter of 2007.
•
Net loss of $8.6 million for the fourth quarter of 2008, compared with net income of $10.3 million for the fourth quarter of 2007.  The fourth quarter 2008 net loss includes $20.6 million of net realized capital losses.

For full-year 2008, Large Case Pensions, reported operating earnings of $39.2 million, compared with $38.1 million for 2007.  Full-year net income for 2008 was $23.2 million, including $44.5 million of net realized capital losses, compared with a net income of $79.0 million for 2007.  Net income for full-year 2008 and 2007 also includes $28.5 million and $41.8 million, respectively, of after-tax benefits related to the reduction of reserves for discontinued products.

Total company results
•
Revenues excluding net realized capital losses increased 12 percent to $8.0 billion for the fourth quarter of 2008, compared with $7.2 billion for the fourth quarter of 2007. The growth in fourth-quarter revenue reflects a 15 percent increase in premiums and a 3 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership and premium rate increases.

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For full-year 2008, revenues, excluding net realized capital losses, were $31.6 billion, compared with $27.7 billion for 2007, a 14 percent increase.
•
Total Operating Expenses were $1.5 billion for the fourth quarter of 2008, $161.8 million higher than the fourth quarter of 2007.  Operating expenses as a percentage of revenue (3) were 18.1 percent for the fourth quarter of 2008 and 19.0 percent for the fourth quarter of 2007. Including net realized capital losses and other items these percentages were 19.6 percent for the fourth quarter of 2008 and 19.0 percent for the fourth quarter of 2007.

For full-year 2008, operating expenses as a percentage of revenue improved to 17.8 percent from 18.2 percent for 2007.  Including net realized capital losses and other items, these percentages were 18.6 percent for full-year 2008 and 18.3 percent for full-year 2007.

•
Corporate Interest Expense was $42.2 million after tax for the fourth quarter of 2008, compared with $33.5 million after tax for the fourth quarter of 2007.  Corporate interest expense was $153.7 million after tax for full-year 2008, compared with $117.4 million after tax for 2007.  The increase for fourth quarter and full-year 2008 was due to higher average debt levels in 2008.

•
Net Income was $194.7 million for the fourth quarter of 2008, compared with $448.4 million for the fourth quarter of 2007.  For full-year 2008, Aetna reported net income of $1.4 billion, compared with $1.8 billion for 2007.  The decrease in net income for the fourth quarter and full-year 2008 was primarily due to capital losses of $198.0 million and $482.3 million, respectively.  Approximately $130.0 million and $326.5 million of these losses in the fourth quarter and full-year 2008, respectively, were due to other-than-temporary impairments of debt securities which decreased in market value due to the widening of credit spreads in 2008.  Because accounting rules limit the company’s ability to record tax benefits from realized capital losses to the extent they offset historical realized capital gains, the company did not fully recognize tax benefits on the net realized capital losses recorded in the fourth quarter, but expects to realize such tax benefits in future periods.

•
Pre-tax operating margin (4) was 9.3 percent for the fourth quarter of 2008, compared with 10.8 percent for the fourth quarter of 2007.  For the full-year 2008, the pre-tax operating margin was 10.3 percent compared to 11.1 percent for 2007.

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Pre-tax operating margin is considered a non-GAAP measurement.  The comparable GAAP measurement is the after tax net income margin.  For the fourth quarter and full year of 2008, the after tax net income margin was 2.5 percent and 4.5 percent, respectively, compared to 6.3 percent and 6.6 percent, respectively, for 2007.  The decrease in year-over-year after tax net income margin is due primarily to the higher net realized capital losses recorded in 2008.

•	Share repurchases totaled 5.4 million shares at a cost of $114.9 million in the fourth quarter of 2008, bringing full year total shares repurchased to 42.9 million, at a cost of $1.8 billion.

Aetna’s conference call to discuss fourth quarter and full-year 2008 results will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-419-6603, or 719-325-4889 for international callers.  Aetna suggests participants dial in approximately 10 minutes before the call.  The access code is 6507984.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 6507984. Telephone replays will be available from 11:30 a.m. ET on February 12 until midnight ET on February 26, 2009.

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.5 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management

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capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.  For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2008	2007	2008	2007
Revenue:
Health care premiums	$6,514.1	$5,583.4	$25,507.3	$21,500.1
Other premiums	461.6	486.2	1,876.8	1,979.3
Fees and other revenue	823.8	799.1	3,312.5	3,044.0
Net investment income	178.3	285.0	910.0	1,149.9
Net realized capital losses	(218.5)	(9.3)	(655.9)	(73.7)
Total revenue	7,759.3	7,144.4	30,950.7	27,599.6

Benefits and expenses:
Health care costs	5,329.4	4,480.7	20,785.5	17,294.8
Current and future benefits	464.3	543.4	1,938.7	2,248.1
Operating expenses:
Selling expenses	288.0	267.2	1,149.6	1,060.9
General and administrative expenses (5)	1,229.9	1,088.9	4,601.9	3,985.5
Total operating expenses	1,517.9	1,356.1	5,751.5	5,046.4
Interest expense	64.9	51.5	236.4	180.6
Amortization of other acquired intangible assets	27.7	28.1	108.2	97.6
Reduction of reserve for anticipated future
losses on discontinued products	-	-	(43.8)	(64.3)
Total benefits and expenses	7,404.2	6,459.8	28,776.5	24,803.2

Income before income taxes	355.1	684.6	2,174.2	2,796.4
Income taxes	160.4	236.2	790.1	965.4
Net income	$194.7	$448.4	$1,384.1	$1,831.0

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Summary of Results

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2008	2007	2008	2007

Operating earnings	$448.3	$454.5	$1,920.9	$1,837.1
Severance and facility charge	(35.6)	-	(35.6)	-
Contribution for the establishment of an
out-of-network pricing database	(20.0)	-	(20.0)	-
Allowance on reinsurance recoverable	-	-	(27.4)	-
Reduction of reserve for anticipated future
losses on discontinued products	-	-	28.5	41.8
Net realized capital losses	(198.0)	(6.1)	(482.3)	(47.9)
Net income (GAAP measure)	$194.7	$448.4	$1,384.1	$1,831.0

Weighted average common shares - basic	459.4	500.2	475.5	509.2

Weighted average common shares - diluted	468.3	516.3	488.3	527.0

Summary of Results Per Common Share

Operating earnings	$.96	$.88	$3.93	$3.49
Severance and facility charge	(.08)	-	(.07)	-
Contribution for the establishment of an
out-of-network pricing database	(.04)	-	(.04)	-
Allowance on reinsurance recoverable	-	-	(.06)	-
Reduction of reserve for anticipated future
losses on discontinued products	-	-	.06	.08
Net realized capital losses	(.42)	(.01)	(.99)	(.10)
Net income (GAAP measure)	$.42	$.87	$2.83	$3.47

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Segment Information (6)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2008	2007	2008	2007
Health Care:
Revenue, excluding net realized capital losses	$7,381.8	$6,446.5	$29,051.2	$24,802.3
Net realized capital losses	(30.8)	(.5)	(276.2)	(33.7)
Total revenue	$7,351.0	$6,446.0	$28,775.0	$24,768.6

Premiums:
Commercial	$5,171.8	$4,825.7	$20,096.2	$18,656.8
Medicare	1,184.4	634.3	4,816.1	2,598.3
Medicaid	157.9	123.4	595.0	245.0
Total premiums	$6,514.1	$5,583.4	$25,507.3	$21,500.1

Medical Benefit Ratios:
Commercial	80.6%	79.2%	80.3%	79.5%
Medicare	86.4%	86.5%	85.6%	86.8%
Medicaid	86.8%	89.4%	87.4%	88.4%
Total	81.8%	80.3%	81.5%	80.4%

Selling expenses	$265.6	$244.0	$1,055.2	$966.6
General and administrative expenses	1,157.8	1,014.9	4,281.8	3,708.3
Total operating expenses	$1,423.4	$1,258.9	$5,337.0	$4,674.9

Operating earnings	$459.9	$439.6	$1,895.4	$1,770.9
Net realized capital losses	(53.6)	(.4)	(213.1)	(21.9)
Severance and facility charge	(35.6)	-	(35.6)	-
Contribution for the establishment of an
out-of-network pricing database	(20.0)	-	(20.0)	-
Net income (GAAP measure)	$350.7	$439.2	$1,626.7	$1,749.0

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Segment Information continued (6)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2008	2007	2008	2007
Group Insurance:
Revenue, excluding net realized capital losses	$494.4	$543.8	$2,021.9	$2,178.1
Net realized capital losses	(156.0)	(7.1)	(311.2)	(38.6)
Total revenue	$338.4	$536.7	$1,710.7	$2,139.5

Selling expenses	$22.4	$23.2	$94.4	$94.3
General and administrative expenses	68.5	70.1	305.7	261.9
Total operating expenses	$90.9	$93.3	$400.1	$356.2

Operating earnings	$18.6	$37.0	$140.0	$145.5
Net realized capital losses	(123.8)	(4.6)	(224.7)	(25.1)
Allowance on reinsurance recoverable	-	-	(27.4)	-
Net (loss) income (GAAP measure)	$(105.2)	$32.4	$(112.1)	$120.4

Large Case Pensions:
Total revenue (GAAP measure)	$69.9	$161.7	$465.0	$691.5

Operating earnings	$12.0	$11.4	$39.2	$38.1
Reduction of reserve for anticipated future
losses on discontinued products	-	-	28.5	41.8
Net realized capital losses	(20.6)	(1.1)	(44.5)	(.9)
Net (loss) income (GAAP measure)	$(8.6)	$10.3	$23.2	$79.0

Total Company:
Revenue, excluding net realized capital losses (A)	$7,977.8	$7,153.7	$31,606.6	$27,673.3
Net realized capital losses	(218.5)	(9.3)	(655.9)	(73.7)
Total revenue (B) (GAAP measure)	$7,759.3	$7,144.4	$30,950.7	$27,599.6

Selling expenses	$288.0	$267.2	$1,149.6	$1,060.9
General and administrative expenses	1,155.2	1,088.9	4,485.0	3,985.5
Operating expenses, excluding other items (C)	1,443.2	1,356.1	5,634.6	5,046.4
Severance and facility charge	54.7	-	54.7	-
Contribution for the establishment of an
out-of-network pricing database	20.0	-	20.0	-
Allowance on reinsurance recoverable	-	-	42.2	-
Total operating expenses (D) (GAAP measure)	$1,517.9	$1,356.1	$5,751.5	$5,046.4

Operating Expenses Percentages:
Operating expenses as a % of revenue (C)/(A)	18.1%	19.0%	17.8%	18.2%
Total operating expenses as a % of total revenue (D)/(B)
(GAAP measure)	19.6%	19.0%	18.6%	18.3%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2008	2008	2007
Medical Membership:
Commercial	16,488	16,456	15,843
Medicare (7)	366	365	207
Medicaid	847	847	803
Total Medical Membership	17,701	17,668	16,853

Consumer-Directed Health Plans (8)	1,431	1,412	994

Dental Membership:
Commercial	12,506	12,538	12,306
Medicare & Medicaid	603	628	588
Network Access (9)	1,015	951	938
Total Dental Membership	14,124	14,117	13,832

Pharmacy Membership:
Commercial	9,846	9,809	9,613
Medicare PDP (stand-alone)	375	372	311
Medicare Advantage PDP	195	193	151
Medicaid	25	23	21
Total Pharmacy Benefit Management Services	10,441	10,397	10,096
Mail Order (10)	657	657	636
Total Pharmacy Membership	11,098	11,054	10,732

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Operating Margins

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2008	2007	2008	2007
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$740.9	$773.5	$3,247.8	$3,084.0
Interest expense	(64.9)	(51.5)	(236.4)	(180.6)
Amortization of other acquired intangible assets	(27.7)	(28.1)	(108.2)	(97.6)
Severance and facility charge	(54.7)	-	(54.7)	-
Contribution for the establishment of an out-of-network
pricing database	(20.0)	-	(20.0)	-
Allowance on reinsurance recoverable	-	-	(42.2)	-
Reduction of reserve for anticipated future losses
on discontinued products	-	-	43.8	64.3
Net realized capital losses	(218.5)	(9.3)	(655.9)	(73.7)
Income before income taxes (B) (GAAP measure)	$355.1	$684.6	$2,174.2	$2,796.4

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets (C)	$508.5	$506.3	$2,144.9	$2,017.9
Interest expense, net of tax	(42.2)	(33.5)	(153.7)	(117.4)
Amortization of other acquired intangible assets, net of tax	(18.0)	(18.3)	(70.3)	(63.4)
Severance and facility charge, net of tax	(35.6)	-	(35.6)	-
Contribution for the establishment of an out-of-network
pricing database	(20.0)	-	(20.0)	-
Allowance on reinsurance recoverable, net of tax	-	-	(27.4)	-
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	-	28.5	41.8
Net realized capital losses, net of tax	(198.0)	(6.1)	(482.3)	(47.9)
Net income (D) (GAAP measure)	$194.7	$448.4	$1,384.1	$1,831.0

Reconciliation of Revenue:
Revenue, excluding net realized capital losses (E)	$7,977.8	$7,153.7	$31,606.6	$27,673.3
Net realized capital losses	(218.5)	(9.3)	(655.9)	(73.7)
Total revenue (F) (GAAP measure)	$7,759.3	$7,144.4	$30,950.7	$27,599.6

Operating and Net Income Margins:
Pretax operating margin (A)/(E)	9.3%	10.8%	10.3%	11.1%
Pretax net income margin (B)/(F) (GAAP measure)	4.6%	9.6%	7.0%	10.1%

After-tax operating margin (C)/(E)	6.4%	7.1%	6.8%	7.3%
After-tax net income margin (D)/(F) (GAAP measure)	2.5%	6.3%	4.5%	6.6%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income as discussed below.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:
·
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

·
In 2008, we recorded a severance and facility charge of $35.6 million ($54.7 million pretax) related to actions taken.  This is an other item for the fourth quarter of 2008 and full year ended December 31, 2008 as it does not reflect underlying 2008 business performance.

·
As a result of our agreement with the New York Attorney General to discontinue the use of Ingenix databases at a future date, we have committed to contribute $20.0 million to a non-profit organization to help create a new independent database for determining out-of-network reimbursement rates.  This is an other item for the fourth quarter of 2008 and full year ended December 31, 2008 as it does not reflect underlying 2008 business performance.

·
As a result of the liquidation proceedings of Lehman Re Ltd. (“Lehman Re”), a subsidiary of Lehman Brothers Holdings Inc., Aetna recorded an allowance against its reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax) for the year ended December 31, 2008.  This reinsurance was placed in 1999 and is on a closed book of paid-up group whole life insurance business.  This is an other item for full year of 2008 because it does not reflect underlying 2008 business performance.

·
Reduction of reserves for anticipated future losses on discontinued products in Large Case Pensions of $28.5 million and $41.8 million, after tax, are considered other items for the years ended December 31, 2008 and 2007, respectively, as they represent a reduction of reserves previously established for certain products no longer offered by Aetna that do not benefit ongoing business operations.

Revenue excludes net realized capital gains and losses.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 10 through 12 and page 14 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income, or to a projected change in net income, in any period.  Projected operating earnings per share for the full year 2009 assumes approximately 460 million weighted average diluted shares.

(3) Operating expenses as a percentage of revenue excludes a severance and facility charge, the contribution to a non-profit organization and the allowance recorded on the reinsurance recoverable (each of which are described in footnote (1) above) from operating expenses and net realized capital gains and losses from total revenue.

(4) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(5) Includes the severance and facility charge, the contribution to a non-profit organization and the allowance on reinsurance recoverable, each of which are described in footnote (1) above.

(6) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(7) Includes members who participated in a CMS pilot program under which we provided disease and case management services to selected Medicare fee-for-service beneficiaries in exchange for a fee.  This program terminated in September 2008.

(8) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(10) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period and are included in pharmacy membership above.

Aetna/16

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- Certain information in this press release is forward-looking, including our expectations and projections as to operating earnings per share, increase in 2009 pension expense and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including adverse economic conditions in the U.S. and abroad which can significantly and adversely affect Aetna's business and profitability; continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse pricing or funding actions by federal or state government payors; and unanticipated increases in medical costs (including increased medical utilization, increases resulting from unfavorable changes in contracting or re-contracting with providers, increased pharmacy costs, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); as well as adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits).  Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership, the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry-wide investigation by the New York Attorney General into certain payment practices with respect to out-of-network providers); reputational issues arising from data security breaches or other means; and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2007 Annual Report on Form 10-K (the “2007 Annual Report”) and September 30, 2008 Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission (“SEC”) and Aetna’s 2008 Annual Report on Form 10-K (the “2008 Annual Report”) when filed with the SEC.  You also should read the 2007 Annual Report and Aetna’s 2008 Quarterly Reports on Form 10-Q on file with the SEC and the 2008 Annual Report when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.